Exhibit 5.1

[Letterhead of Sidley Austin Brown & Wood LLP]

October 15, 2004

Technology Solutions Company
205 N. Michigan Avenue
Suite 1500
Chicago, IL 60601

Re:	Registration of 7,449,864 Shares of Common Stock, $0.01 par value, and Associated Preferred Stock Purchase Rights

Ladies and Gentlemen:

     We refer to the Registration Statement on Form S-4 (the “Registration Statement”) being filed by Technology Solutions Company, a Delaware corporation (the “Company”), with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of 7,449,864 shares of Common Stock, $0.01 par value (the “Registered Shares”), of the Company, and the Preferred Stock Purchase Rights (the “Registered Rights”) associated therewith. The Registered Shares are to be issued pursuant to the terms of the Agreement and Plan of Merger, dated as of August 6, 2004 (the “Merger Agreement”), among the Company, Z Acquisition Corp., a Delaware corporation and wholly owned subsidiary of the Company (“Sub”), and Zamba Corporation, a Delaware corporation (“Zamba”), which provides for the merger (the “Merger”) of Sub with and into Zamba, with Zamba surviving as a wholly owned subsidiary of the Company. The Registered Shares consist of (i) shares issuable at the effective time of the Merger pursuant to Section 1.5(b) of the Merger Agreement (the “Closing Shares”) and (ii) shares issuable upon exercise of the Substitute Options (as defined in Section 5.6(a) of the Merger Agreement) (the “Option Shares”). The terms of the Registered Rights are set forth in the Rights Agreement, dated as of October 29, 1998, as amended by the First Amendment, dated as of February 9, 2000, and the Second Amendment, dated as of April 25, 2002 (collectively, the “Rights Agreement”), between TSC and Mellon Investor Services LLC (as successor to ChaseMellon Shareholder Services, L.L.C.), as rights agent.

     We are familiar with the proceedings to date with respect to the Registration Statement and have examined such records, documents and questions of law, and satisfied ourselves as to such matters of fact, as we have considered relevant and necessary as a basis for this opinion.

     Based on the foregoing, we are of the opinion that:

1.	The Company is duly incorporated and validly existing under the laws of the State of Delaware.

2.	Each Closing Share will be legally issued, fully paid and non-assessable when (i) the Registration Statement, as finally amended, shall have become effective

Technology Solutions Company
October 15, 2004

under the Securities Act; (ii) the Merger shall have become effective under the General Corporation Law of the State of Delaware (the “DGCL”); and (iii) a certificate representing such Closing Share shall have been duly executed, countersigned, registered and delivered in accordance with the terms of the Merger Agreement.

3.	Each Option Share will be legally issued, fully paid and non-assessable when (i) the Registration Statement, as finally amended, shall have become effective under the Securities Act; (ii) the Merger shall have become effective under the DGCL; and (iii) a certificate representing such Option Share shall have been duly executed, countersigned, registered and delivered upon payment of the agreed consideration therefor (not less than par value thereof) in accordance with the terms of the related Substitute Option and any applicable agreement or plan.

4.	The Registered Right associated with each Registered Share will be validly issued when (i) the Registration Statement, as finally amended, shall have become effective under the Securities Act; (ii) such Registered Right shall have been duly issued in accordance with the terms of the Rights Agreement; and (iii) such associated Registered Share shall have been duly issued and paid for as set forth in paragraph 2 or 3, as the case may be.

     The foregoing opinions are limited to the DGCL and the federal laws of the United States of America. We express no opinion as to the application of the securities or blue sky laws of the various states to the issuance and sale of the Registered Shares or the associated Registered Rights.

     We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to all references to our firm included in or made a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules or regulations promulgated thereunder.

Very truly yours,
/s/ Sidley Austin Brown & Wood LLP